EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: May 23, 2006
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FOURTH QUARTER RESULTS

Earnings Per Share From Continuing Operations Up 26% (Up 21% Excluding
Special Items); Cash and Marketable Securities Increase by $517.5 Million
in the Quarter to $1.29 Billion

          EL SEGUNDO, Calif., May 23 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2006 fourth quarter, ended March 31, 2006. Net earnings of $199.4 million, or $1.05 per share (diluted), included a special charge related to the Nortel Networks contract of $15.2 million, or 8 cents per share, and a charge resulting from the cumulative effect of adoption of FIN 47, dealing with asset retirement obligations of $4.3 million, or 2 cents per share. Diluted earnings per share from continuing operations, including the 8 cent Nortel Networks special charge, were $1.08, up 26% compared with last year's fourth quarter diluted earnings per share from continuing operations of 86 cents, which included a debt redemption special item charge of 10 cents. Excluding special items and the FIN 47 charge mentioned above, earnings per share from continuing operations were $1.16, up 21% from last year's 96 cents. (See attached tables -- pages 11 and 12.)

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Computer Sciences Corporation - Page 2	May 23, 2006

          For the year ended March 31, 2006, net earnings of $634.0 million, or $3.38 per share (diluted), included an after-tax gain of $61.3 million, or 33 cents per share, on sale of discontinued operations; an after-tax special charge of $48.3 million, or 26 cents per share (diluted) related to the Nortel Networks contract; and the $4.3 million charge, or 2 cents per share resulting from the adoption of FIN 47.

          Revenue was $3.88 billion, up slightly (approximately 3% in constant currency) over last year's fourth quarter. Strong double-digit revenue growth from CSC's U.S. federal government activities as well as the company's Australia and Asia operations were offset by declines in both U.S. commercial and European revenue. Revenue for fiscal 2006 was $14.6 billion, up 4% (approximately 5% in constant currency) over last year's comparable 12-month period.

          For the fourth quarter, CSC's U.S. federal government revenue increased 13.3% to $1.37 billion from $1.21 billion for the fourth quarter of fiscal 2005. Revenue derived from CSC's DoD-related business was $919.5 million, up 21.7% from last year's $755.3 million. This growth was the result of incremental revenue from a combination of existing engagements and recent new business awards, including Rapid Response, C-21 and AUTEC, among others. CSC's civil agencies activities generated revenue of $417.9 million, up 1.6%, compared to $411.4 million last year. Various NASA projects contributed positively to the quarter's activity while being partially offset by reductions in scope for other civil agency engagements. Other federal segment revenue, comprised of state, local and foreign government as well as commercial contracts performed by the U.S. federal segment, was $28.9 million, down from last year's $39.1 million.

          Fourth quarter global commercial revenue was $2.52 billion, compared to $2.67 billion in the year-ago quarter, a decline of 5.8% (down approximately 2% in constant currency). U.S. commercial revenue was $1.01 billion, down 5.8%, compared with $1.08 billion last year. European revenue was $1.13 billion, a decline of 11.4% (down approximately 4% in constant currency) from $1.28 billion for the fourth quarter last year. CSC's non-European international revenue was $369.0 million, up 16.7% (approximately 18% in constant currency), compared with last year's $316.1 million.

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Computer Sciences Corporation - Page 3	May 23, 2006

          North American consulting and systems integration activities were stable with a slight decline in utilization compared to the prior-year period, which was partially offset by an increase in average billable headcount and a small increase in the average hourly rate. The quarter's utilization decline was principally caused by the completion of work related to certain federal engagements and the delay in start date of certain other activities. The European market for similar shorter-term activities continues to be impacted negatively by soft demand in certain country-specific markets.

The company's cash and marketable securities at March 31, 2006, were $1.29 billion, an increase of $517.5 million in the fourth quarter, resulting primarily from strong cash flow from operations.

          "Our fourth quarter results continued our solid operational progress for fiscal 2006," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We are pleased with the year's performance and look forward to another solid year for fiscal 2007. Our U.S. federal government activities for the quarter accelerated nicely and continue to illustrate CSC's leading position in the federal information technology services market. We also are encouraged by the strong revenue growth reported by our operations in Australia and Asia. We anticipate the quality and quantity of our federal and commercial pipelines will provide us with engagements enhancing our operational progress going forward."

          Major business announcements for the fourth quarter were $2.8 billion, bringing the full-year total to approximately $12.1 billion, the third-highest announced annual award total in the company's history. The $12.1 billion total is comprised of 59% federal and 41% commercial awards.

           "The market for U.S. federal government information technology services continues to demonstrate solid demand," said Honeycutt. "Our strong competitive position and historical win rate have enabled us to continue to be a leader in providing IT services to this large and growing market."

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Computer Sciences Corporation - Page 4	May 23, 2006

          The company's U.S. federal pipeline of opportunities over the next 22 months is approximately $37 billion, comprised of nearly 500 programs across a broad spectrum of government agencies and departments. Of the total pipeline, approximately $22 billion is scheduled for award in the current fiscal year, which is nearly 38% higher than a year ago.

          As announced last month, a restructuring program involving workforce reductions is being implemented, with the majority of these reductions occurring in Europe. The restructuring program is designed to streamline the company's worldwide operations, further leverage the increased use of lower-cost resources and significantly improve future cash flow and earnings.

          "For fiscal 2007, ending March 30, 2007, we anticipate revenue to be up approximately 2% to 3% and earnings per share to be in the $3.79 to $3.89 range, excluding the special charge for restructuring and the impact of expensing stock options," Honeycutt added. "This estimate is comparable to the fiscal 2006 $3.33 per share, which was ahead of our previous guidance of $3.27 to $3.31. Our current estimate of the incremental impact of stock options expense is approximately 18 cents for fiscal 2007, bringing our fiscal 2007 earnings per share estimate, including options expense, to approximately $3.61 to $3.71. For the first quarter, ending June 30, we anticipate revenue to be in the range of $3.4 billion to $3.5 billion and earnings per share to be in the mid-60 cent range, excluding options expense. The options expense for the first quarter is anticipated to be approximately 4 cents. Our first quarter and fiscal year 2007 assumptions exclude the expense impacts of the previously announced restructuring charges."

           As announced in the company's press release dated April 11, 2006, a teleconference will be held today at 5:00 p.m. EDT to discuss the fourth quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

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Computer Sciences Corporation - Page 5	May 23, 2006

           Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

           With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended March 31, 2006. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended December 30, 2005. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		May 23, 2006

Revenues by Segment
(unaudited)

	Fourth Quarter Ended
	March 31,	April 1,	% of Total
(In millions)	2006	2005	Fiscal 2006	Fiscal 2005

U.S. Commercial	$1,013.2	$1,075.8	26%	28%
Europe	1,135.0	1,280.8	29	33
Other International	369.0	316.1	10	8
Global Commercial segment	2,517.2	2,672.7	65	69

Department of Defense	919.5	755.3	23	19
Civil agencies	417.9	411.4	11	11
Other (1)	28.9	39.1	1	1
U.S. Federal segment	1,366.3	1,205.8	35	31

	$3,883.5 =========	$3,878.5 =========	100% =========	100% =========

	Twelve Months Ended
	March 31,	April 1,	% of Total
(In millions)	2006	2005	Fiscal 2006	Fiscal 2005

U.S. Commercial	$ 4,024.3	$ 3,829.7	28%	27%
Europe	4,176.8	4,325.7	28	31
Other International	1,360.5	1,227.3	9	9
Global Commercial segment	9,561.6	9,382.7	65	67

Department of Defense	3,368.9	2,909.8	23	21
Civil agencies	1,544.3	1,612.9	11	11
Other (1)	140.8	153.2	1	1
U.S. Federal segment	5,054.0	4,675.9	35	33

	$14,615.6 =========	$14,058.6 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	May 23, 2006

Consolidated Statements of Income
(unaudited)

(In millions except per-share amounts)	Fourth Quarter Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005

Revenues	$3,883.5	$3,878.5	$14,615.6	$14,058.6

Costs of services	3,066.4	3,094.8	11,719.8	11,315.1
Selling, general and administrative	221.6	209.8	842.2	807.8
Depreciation and amortization	279.5	271.9	1,091.8	1,051.0
Interest expense	29.6	37.2	104.2	156.8
Interest income	(12.7)	(7.8)	(40.8)	(16.1)
Special items	25.3	28.6	77.3	28.6

Total costs and expenses	3,609.7	3,634.5	13,794.5	13,343.2

Income before taxes	273.8	244.0	821.1	715.4
Taxes on income	70.1	77.4	244.1	219.0

Income from continuing operations	203.7	166.6	577.0	496.4
Discontinued operations, net of taxes		245.2	61.3	313.8

Cumulative effect of
accounting change	(4.3)		(4.3)
Net income	$ 199.4 ========	$ 411.8 ========	$ 634.0 ========	$ 810.2 ========

Earnings per share:
Continuing operations	$ 1.09	$ 0.87	$ 3.11	$ 2.62
Discontinued operations		1.28	0.33	1.66
Cumulative effect of
accounting change	(0.02)		(0.02)
Basic*	$ 1.07 ========	$ 2.15 ========	$ 3.41 ========	$ 4.27 ========

Continuing operations	$ 1.08	$ 0.86	$ 3.07	$ 2.59
Discontinued operations		1.27	0.33	1.64
Cumulative effect of
accounting change	(0.02)		(0.02)
Diluted*	$ 1.05 ========	$ 2.13 ========	$ 3.38 ========	$ 4.22 ========

Average common shares outstanding for:
Basic EPS	186.711	191.143	185.693	189.575
Diluted EPS	189.238	193.342	187.695	191.799

*Amounts may not add due to rounding

Computer Sciences Corporation - Page 8	May 23, 2006

Selected Balance Sheet Data
(unaudited)

	March 31,	April 1,
(In millions)	2006	2005
Assets
Cash and cash equivalents	$ 1,290.7	$ 1,010.3
Receivables, net of allowance for doubtful accounts	3,746.3	3,537.7
Assets of operations held for sale		83.8

Property and equipment, net	2,320.1	2,365.4
Outsourcing contract costs, net	1,175.3	1,279.6
Software, net	453.3	461.3
Goodwill, net	2,306.3	2,343.4

Liabilities
Short-term debt and current maturities of long-term debt	$ 85.3	$ 85.7
Accounts payable and other accrued expenses	2,771.3	2,816.8
Deferred revenue	629.1	562.7
Liabilities of operations held for sale		16.9

Long-term debt, net	1,376.8	1,303.0

Stockholders' equity	6,771.9	6,494.7

Computer Sciences Corporation - Page 9	May 23, 2006

Consolidated Statements of Cash Flows
(unaudited)

	Twelve Months Ended
(In millions)	March 31,	April 1,
	2006	2005
Cash flows from operating activities:
Net income	$ 634.0	$ 810.2
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	1,236.9	1,147.8
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(433.9)	(695.9)
Increase in liabilities	114.3	679.4

Net cash provided by operating activities	1,551.3	1,941.5

Investing activities:
Purchases of property and equipment	(826.9)	(855.2)
Acquisitions, net of cash acquired	(44.1)	(20.5)
Dispositions	.5	819.1
Outsourcing contracts	(242.5)	(416.5)
Software	(151.1)	(205.1)
Other investing cash flows	140.1	82.8

Net cash used in investing activities	(1,124.0)	(595.4)

Financing activities:
Borrowings under lines of credit, net	(22.4)	22.1
Principal payments on long-term debt	(8.5)	(1,032.6)
Proceeds from stock option and other common stock transactions	101.1	107.8
Acquisition of treasury stock	(227.7)
Other financing cash flows	6.8	2.1

Net cash used in financing activities	(150.7)	(900.6)

Effect of exchange rate changes on cash and cash equivalents	3.8	2.0

Net decrease in cash and cash equivalents	280.4	447.5
Cash and cash equivalents at beginning of year	1,010.3	562.8

Cash and cash equivalents at end of period	$1,290.7 ==========	$1,010.3 ==========

Computer Sciences Corporation - Page 10	May 23, 2006

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Fourth Quarter Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005
EBITDA and special items	$ 595.5	$ 573.9	$2,053.6	$1,935.7
Special items	25.3	28.6	77.3	28.6
EBITDA	570.2	545.3	1,976.3	1,907.1
Depreciation and amortization	279.5	271.9	1,091.8	1,051.0
EBIT	290.7	273.4	884.5	856.1
Interest, net	16.9	29.4	63.4	140.7
Income before taxes	273.8	244.0	821.1	715.4
Taxes on income	70.1	77.4	244.1	219.0
Income from continuing operations	203.7	166.6	577.0	496.4
Discontinued operations, net of taxes		245.2	61.3	313.8
Cumulative effect of accounting change	(4.3)		(4.3)
Net Income	$ 199.4 ========	$ 411.8 ========	$ 634.0 ========	$ 810.2 ========

Free Cash Flow (unaudited)	Twelve Months Ended
	March 31,	April 1,
	2006	2005
Free cash flow	$ 462.9	$ 493.9
Net cash used in investing activities	1,124.0	595.4
Acquisitions, net of cash acquired	(44.1)	(20.5)
Business dispositions	.5	819.1
Capital lease payments	8.0	6.7
Available-for-sale securities		46.9
Net cash provided by operating activities	$1,551.3 ========	$1,941.5 ========

Note:

Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow. Prior periods have been adjusted to conform with this presentation.

Computer Sciences Corporation - Page 11	May 23, 2006

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the Nortel Networks (2006) and debt redemption (2005) special charges on earnings per share. It also provides a reconciliation of the earnings per share amount relating to this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.

	Fourth Quarter Ended		Fourth Quarter Ended
	March 31, 2006		April 1, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 199.4	$ 1.05	$ 411.8	$ 2.13
Less: Discontinued operations			(245.2)	(1.27)
Add: Cumulative change in accounting principle	4.3	0.02
Income from continuing operations, as reported	203.7	1.08	166.6	0.86
Add back: Special items	15.2	0.08	18.4	0.10
Income from continuing operations before
special items	$ 218.9 =======	$ 1.16 =======	$ 185.0 =======	$ 0.96 =======

	Twelve Months Ended		Twelve Months Ended
	March 31, 2006		April 1, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 634.0	$ 3.38	$ 810.2	$ 4.22
Less: Discontinued operations	(61.3)	(0.33)	(313.8)	(1.64)
Add: Cumulative change in accounting principle	4.3	0.02
Income from continuing operations, as reported	577.0	3.07	496.4	2.59
Add back: Special items	48.3	0.26	18.4	0.10
Income from continuing operations before
special items	$ 625.3 =======	$ 3.33 =======	$ 514.9 =======	$ 2.68 =======

Notes:	All figures are net of taxes.
Figures are in millions except per-share amounts.
Amounts may not add due to rounding.

Computer Sciences Corporation - Page 12	May 23, 2006

Earnings per Share (unaudited)*

The following table is presented to reconcile earnings per share amounts to earnings per share for continuing operations and total earnings per share. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.

	Fiscal 2006
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Continuing operations,
before special items	$ 0.58	$ 0.71	$ 0.88	$ 1.16	$ 3.33

Special items		(0.18)		(0.08)	(0.26)

EPS continuing operations, as reported	0.58	0.53	0.88	1.08	3.07

Discontinued operations	0.12		0.20		0.33

Cumulative effect of accounting change				(0.02)	(0.02)

EPS as reported	$ 0.70 ======	$ 0.53 ======	$ 1.08 ======	$ 1.05 ======	$ 3.38 ======

	Fiscal 2005
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Continuing operations,
before special items	$ 0.49	$ 0.56	$ 0.67	$ 0.96	$ 2.68

Special items				(0.10)	(0.10)

EPS continuing operations, as reported	0.49	0.56	0.67	0.86	2.59

Discontinued operations	0.09	0.12	0.15	1.27	1.64

EPS as reported	$ 0.58 ======	$ 0.68 ======	$ 0.82 ======	$ 2.13 ======	$ 4.22 ======

*Note:	Amounts may not add due to rounding